    WORLD MONITOR TRUST--
    SERIES A
    MONTHLY REPORT/
    JULY 30, 1999

         WORLD MONITOR TRUST--SERIES A
--------------------------------------------------------------------------------

Dear Interest Holder:

Enclosed is the report for the period from June 26, 1999 to July 30, 1999 for World Monitor Trust--Series A (the 'Trust'). The net asset value of an interest as of July 30, 1999 was $89.90, a decrease of 6.89% from the June 25, 1999 value of $96.55. The 1999 calendar year-to-date return for the Trust was a decrease of 8.55%.

The estimated net asset value per interest as of August 13, 1999 was $88.72. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Prudential Securities Financial Advisor. For account status inquiries, contact Prudential Securities Client Services at 1-800-535-2077.

          Sincerely yours,

          /s/ Joseph A. Filicetti

          Joseph A. Filicetti
          President and Director
          PRUDENTIAL SECURITIES
          FUTURES MANAGEMENT INC.

Please note that the value which appears on your Prudential Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS
----------------------------------------------------
For the period from June 26, 1999 to July 30, 1999
Revenues:
Realized loss on commodity
  transactions........................   $  (245,992)
Change in unrealized commodity
  positions...........................      (816,445)
Interest income.......................        82,532
                                         -----------
                                            (979,905)
                                         -----------
Expenses:
Commissions...........................       119,548
Management fee........................        30,856
                                         -----------
                                             150,404
                                         -----------
Net loss..............................   $(1,130,309)
                                         -----------
                                         -----------

STATEMENT OF CHANGES IN NET ASSET VALUE
------------------------------------------------------
For the period from June 26, 1999 to July 30, 1999
                                                Per
                                   Total      Interest
                                -----------   --------
Net asset value at beginning
  of period (156,791.184
  interests)..................  $15,138,471   $  96.55
Additional contributions......    1,292,500
Net loss......................   (1,130,309)
Redemptions...................     (274,890)
                                -----------
Net asset value at end of
  period (167,146.984
  interests)..................  $15,025,772      89.90
                                -----------
                                -----------
                                              --------
Change in net asset
  value per interest.......................   $  (6.65)
                                              --------
                                              --------
Percentage change..........................      (6.89)%
                                              --------
                                              --------

------------------------------------------------------
I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust--Series A is accurate and complete.

                         PRUDENTIAL SECURITIES FUTURES
                                MANAGEMENT INC.

                                 /s/ Barbara J. Brooks

                             by: Barbara J. Brooks
                            Chief Financial Officer